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SUBORDINATED SECURITY AGREEMENT

    THIS SUBORDINATED SECURITY AGREEMENT (this "Agreement") dated as of November 26, 2001, is among CTN Media Group, Inc., a Delaware corporation (the "Company"), and U-C Holdings, L.L.C., a Delaware limited liability company ("Subordinated Creditor").

    W I T N E S S E T H:

    WHEREAS, the Company has entered into a certain Subordinated Bridge Note Purchase Agreement dated as of the date hereof (as amended or otherwise modified from time to time, the "Note Purchase Agreement") with Subordinated Creditor, pursuant to which Subordinated Creditor has agreed to make loans to the Company.

    WHEREAS, it is the intent of the Company to grant a lien on all of its assets then or thereafter existing as collateral security for the obligations of the Company under the Note Purchase Agreement and the Notes.

    NOW, THEREFORE, for and in consideration of any loan, advance or other financial accommodation heretofore or hereafter made to the Company under or in connection with the Note Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

    1.  Definitions. When used herein, (a) the terms Account, Account Debtor, Certificated Security, Chattel Paper, Commercial Tort Claim, Deposit Account, Document, Electronic Chattel Paper, Equipment, Financial Asset, Fixtures, Goods, Health-Care-Insurance Receivable, Inventory, Instrument, Investment Property, Letter of Credit Rights, Payment Intangibles, Proceeds, Security, Security Entitlement, Supporting Obligations and Uncertificated Security have the respective meanings assigned thereto in the UCC (as defined below); (b) capitalized terms which are not otherwise defined have the respective meanings assigned thereto in the Note Purchase Agreement; and (c) the following terms have the following meanings (such definitions to be applicable to both the singular and plural forms of such terms):

    Assignee Deposit Account—see Section 4.

    Collateral means all property and rights of the Company in which a security interest is granted hereunder.

    Computer Hardware and Software means all of the Company's rights (including rights as licensee and lessee) with respect to (i) computer and other electronic data processing hardware, including all integrated computer systems, central processing units, memory units, display terminals, printers, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware; (ii) all software programs designed for use on the computers and electronic data processing hardware described in clause (i) above, including all operating system software, utilities and application programs in whatsoever form (source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever); (iii) any firmware associated with any of the foregoing; and (iv) any documentation for hardware, software and firmware described in clauses (i), (ii) and (iii) above, including flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes.

    Credit Agreement means the Amended and Restated Credit Agreement dated as of August 14, 2001 between the Company and LaSalle National Bank Association (as amended or otherwise modified from time to time).

    Default means the occurrence of any Event of Noncompliance.

    General Intangibles means all of the Company's "general intangibles" as defined in the UCC and, in any event, includes (without limitation) all of the Company's trademarks, trade names, patents, copyrights, trade secrets, customer lists, inventions, designs, Software, software programs, mask works, goodwill, registrations, licenses, franchises, tax refund claims, guarantee claims, Payment Intangibles, security interests and rights to indemnification.

    Intellectual Property means all past, present and future: trade secrets and other proprietary information; trademarks, service marks, business names, Internet domain names, designs, logos, trade dress, slogans, indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs and software) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights; unpatented inventions (whether or not patentable); patent applications and patents; industrial designs, industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, source codes, object codes and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; and all common law and other rights throughout the world in and to all of the foregoing.

    Liabilities means all obligations (monetary or otherwise) of the Company under the Note Purchase Agreement, any Note or any other document or instrument executed in connection therewith, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

    Non-Tangible Collateral means all of the Company's Accounts and General Intangibles.

    Organizational I.D. Number means the organizational identification number assigned to the Company by the applicable governmental unit or agency of the jurisdiction of organization for the Company.

    Senior Security Agreement means the Amended and Restated Security Agreement dated as of August 14, 2001 among the Company and LaSalle Bank National Association.

    Subordination Agreement means the Subordination and Intercreditor Agreement dated as of the date hereof between Subordinated Creditor, the Company and LaSalle National Bank Association (as amended or otherwise modified from time to time).

    Revised Article 9 means Revised Article 9 of the Uniform Commercial Code as promulgated by American Law Institute and the National Conference of Commissioners on Uniform State Laws and adopted and/or in effect in each applicable jurisdiction.

    UCC means the Uniform Commercial Code as in effect in the State of Illinois on the date of this Agreement, as may be amended or modified from time to time after July 1, 2001; provided that, as used in Section 8 hereof, "UCC" shall mean the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.

    2.  Grant of Security Interest. As security for the payment of all Liabilities, the Company hereby assigns to Subordinated Creditor, and grants to Subordinated Creditor a continuing security interest in all of the following property of the Company whether now or hereafter existing or acquired, regardless of where located:

  (a)
  Accounts, including Health-Care-Insurance Receivables;

  (b)
  Certificated Securities;

  (c)
  Chattel Paper, including Electronic Chattel Paper;

  (d)
  Computer Hardware and Software and all rights with respect thereto, including, any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications, and any substitutions, replacements, additions or model conversions of any of the foregoing;

  (e)
  Commercial Tort Claims;

  (f)
  Deposit Accounts;

  (g)
  Documents;

  (h)
  Financial Assets;

  (i)
  General Intangibles;

  (j)
  Goods (including all of its Equipment, Fixtures and Inventory), and all embedded software, accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor;

  (k)
  Instruments;

  (l)
  Intellectual Property;

  (m)
  Investment Property;

  (n)
  Letter of Credit Rights

  (o)
  money (of every jurisdiction whatsoever);

  (p)
  Security Entitlements;

  (q)
  Supporting Obligations;

  (r)
  Uncertificated Securities; and

  (s)
  to the extent not included in the foregoing, other personal property of any kind or description;

together with all books, records, writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all Proceeds, products, offspring, rents, issues, profits and returns of and from any of the foregoing; provided that to the extent that the provisions of any lease or license of Computer Hardware and Software or Intellectual Property expressly prohibit (which prohibition is enforceable under applicable law) the assignment thereof, and the grant of a security interest therein, Subordinated Creditor will not enforce its security interest (other than in respect of the Proceeds thereof) for so long as such prohibition continues, it being understood that upon request of Subordinated Creditor, the Company will in good faith use reasonable efforts to obtain consent for the creation of a security interest in favor of Subordinated Creditor (and to Subordinated Creditor's enforcement of such security interest) in the Company's rights under such lease or license.

    In furtherance of the intent of the parties hereto and the parties to the Subordination Agreement, the security interests and liens granted hereunder shall be treated as a severable second priority security interest and lien granted to Subordinated Creditor as the lender under the Note Purchase Agreement, and the security interests and liens granted by the Company under the Senior Security Agreement shall be treated as a severable first priority security interest and lien granted to LaSalle Bank National Association as the lender under the Credit Agreement, for the purpose of determining the relative rights in the Collateral. All of the obligations of the Company hereunder and the rights of the Subordinated Creditor hereunder are subject to the provisions of the Subordination Agreement, including, without limitation, all provisions of Section 4 relating to Assignee Deposit Accounts and collections thereunder.

    3.  Warranties. The Company warrants that: (a) no financing statement (other than any which may have been filed on behalf of LaSalle Bank National Association in connection with liens expressly permitted by the Credit Agreement ("Permitted Liens")) covering any of or has other rights in the Collateral is on file in any public office; (b) the Company is and will be the lawful owner of all Collateral, free of all liens, claims, security interests and encumbrances whatsoever, other than the security interest hereunder and Permitted Liens, with full power and authority to execute this Agreement and perform the Company's obligations hereunder, and to subject the Collateral to the security interest hereunder; (c) all information with respect to Collateral and Account Debtor set forth in any schedule, certificate or other writing at any time heretofore or hereafter furnished by the Company to Subordinated Creditor is and will be true and correct in all material respects as of the date furnished; (d) the Company's chief executive office and principal place of business are as set forth on Schedule I hereto (and the Company has not maintained its chief executive office and principal place of business at any other location at any time since September 1, 2000), and each other location where the Company maintains a place of business is also set forth on Schedule I hereto; (e) the Company is a corporation duly organized, validly existing and in good standing under the laws of the state Delaware and its Organizational I.D. Number is as set forth on Schedule II; (f) except as set forth on Schedule III hereto, the Company is not now known and during the five years preceding the date hereof has not previously been known by any trade name; (g) the Company's exact legal name is as set forth on the signature pages of this Agreement and, except as set forth on Schedule III hereto, during the five years preceding the date hereof the Company has not been known by any different legal name nor has the Company been the subject of any merger or other corporate reorganization; (h) Schedule IV hereto contains a complete listing of all of the Company's Intellectual Property which is subject to registration statutes (i) the execution and delivery of this Agreement and the performance by the Company of its obligations hereunder are within the Company's corporate powers, have been duly authorized by all necessary corporate action, have received all necessary governmental approval (if any shall be required), and do not and will not contravene or conflict with any provision of law or of the articles of incorporation or by-laws of the Company or of any material agreement, indenture, instrument or other document, or any material judgment, order or decree, which is binding upon the Company; (j) this Agreement is a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except that the enforceability of this Agreement may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law); and (k) the Company is in compliance with the requirements of all applicable laws (including the provisions of the Fair Labor Standards Act), rules, regulations and orders of every governmental authority, the non-compliance with which would not reasonably be expected to result in a Material Adverse Effect; (l) Schedule V hereto contains a complete listing of all of the Company's Instruments, Deposit Accounts, Investment Property, Letter of Credit Rights, Chattel Paper, Documents and Commercial Tort Claims; (m) except as set forth on Schedule VI hereto Company has no tangible Collateral located outside of the United States; (n) Schedule VII hereto contains a complete listing of the Company's tangible Collateral located with any bailee, warehousemen or other third parties; (o) Schedule VIII hereto contains a complete listing of all of the Company's Collateral which is subject to certificate of title statutes; and (p) Schedule IX hereto contains a complete listing of all of the Company's Deposit Accounts and other bank accounts, including locations and applicable account numbers.

    4.  Collections, etc. Until such time as Subordinated Creditor shall notify the Company of the revocation of such power and authority, the Company (a) may, in the ordinary course of its business, at its own expense, sell, lease or furnish under contracts of service any of the Inventory normally held by the Company for such purpose, use and consume, in the ordinary course of its business, any raw materials, work in process or materials normally held by the Company for such purpose, and use, in the ordinary course of its business (but subject to the terms of the Credit Agreement), the cash proceeds of Collateral and other money which constitutes Collateral, (b) will, at its own expense, endeavor to collect, as and when due, all amounts due under any of the Non-Tangible Collateral, including the taking of such action with respect to such collection as Subordinated Creditor may reasonably request or, in the absence of such request, as the Company may deem advisable, and (c) may grant, in the ordinary course of business, to any party obligated on any of the Non-Tangible Collateral, any rebate, refund or allowance to which such party may be lawfully entitled, and may accept, in connection therewith, the return of Goods, the sale or lease of which shall have given rise to such Non-Tangible Collateral. Subordinated Creditor, however, may, at any time that a Default exists, whether before or after any revocation of such power and authority or the maturity of any of the Liabilities, notify an Account Debtor or other Person obligated on Collateral to make payment or otherwise render performance to or for the benefit of Subordinated Creditor and enforce, by suit or otherwise the obligations of an Account Debtor or other Person obligated on Collateral and exercise the rights of the Company with respect to the obligation of the Account Debtor or other Person obligated on Collateral to make payment or otherwise render performance to the Company, and with respect to any property that secures the obligations of the Account Debtor or other Person obligated on the Collateral. In connection with exercise of such rights and remedies, Subordinated Creditor may surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder or evidenced thereby. Upon the request of Subordinated Creditor during the existence of a Default, the Company will, at its own expense, notify any or all parties obligated on any of the Non-Tangible Collateral to make payment to Subordinated Creditor of any amounts due or to become due thereunder.

    Upon request by Subordinated Creditor during the existence of a Default, the Company will forthwith, upon receipt, transmit and deliver to Subordinated Creditor, in the form received, all cash, checks, drafts and other instruments or writings for the payment of money (properly endorsed, where required, so that such items may be collected by Subordinated Creditor) which may be received by the Company at any time in full or partial payment or otherwise as proceeds of any of the Collateral. Except as Subordinated Creditor may otherwise consent in writing, any such items which may be so received by the Company will not be commingled with any other of its funds or property, but will be held separate and apart from its own funds or property and upon express trust for Subordinated Creditor until delivery is made to Subordinated Creditor. The Company will comply with the terms and conditions of any consent given by Subordinated Creditor pursuant to the foregoing sentence.

    During the existence of a Default, all items or amounts which are delivered by the Company to Subordinated Creditor on account of partial or full payment or otherwise as proceeds of any of the Collateral shall be deposited to the credit of a deposit account (each an "Assignee Deposit Account") of the Company with a financial institution selected by Subordinated Creditor over which Subordinated Creditor has sole dominion and control, as security for payment of the Liabilities. The Company shall have no right to withdraw any funds deposited in the applicable Assignee Deposit Account. Subordinated Creditor may, from time to time, in its discretion, and shall upon request of the Company made not more than once in any week, apply all or any of the then balance, representing collected funds, in the Assignee Deposit Account toward payment of the Liabilities, whether or not then due, in such order of application as Subordinated Creditor may determine, and Subordinated Creditor may, from time to time, in its discretion, release all or any of such balance to the Company.

    Subordinated Creditor (or any designee of Subordinated Creditor) is authorized to endorse, in the name of the Company, any item, howsoever received by Subordinated Creditor, representing any payment on or other Proceeds of any of the Collateral.

    5.  Certificates, Schedules and Reports. The Company will from time to time, as Subordinated Creditor may request, deliver to Subordinated Creditor such schedules, certificates and reports respecting all or any of the Collateral at the time subject to the security interest hereunder, and the items or amounts received by the Company in full or partial payment of any of the Collateral, as Subordinated Creditor may reasonably request. Any such schedule, certificate or report shall be executed by a duly authorized officer of the Company and shall be in such form and detail as Subordinated Creditor may specify. The Company shall immediately notify Subordinated Creditor of the occurrence of any event causing any loss or depreciation in the value of its Inventory or other Goods which is material to the Company and its Subsidiaries taken as a whole, and such notice shall specify the amount of such loss or depreciation.

    6.  Agreements of the Company. The Company hereby irrevocably authorizes Subordinated Creditor at any time, and from time to time, to file in any jurisdiction any initial financing statements and amendments thereto that (i) indicate the Collateral (x) as all assets of the Company or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of the jurisdiction wherein such financing statement or amendment is filed, or (y) as being of an equal or lesser scope or within greater detail, and (ii) contain any other information required by Section 5 of Article 9 of the UCC of the jurisdiction wherein such financing statement or amendment is filed regarding the sufficiency or filing office acceptance of any financing statement or amendment, including (x) whether the Company is a registered organization, the

Organization ID Number issued to the Company and (y) in the case of a financing statement filed as a fixture filing or indicating Collateral to be extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates, the Company further ratifies and affirms its authorization for any financing statements and/or amendments thereto, filed by Subordinated Creditor in any jurisdiction prior to the date of this Agreement. The Company (a) at Subordinated Creditor's request, at any time and from time to time, will execute and deliver to Subordinated Creditor such financing statements, agreements, amendments and other documents and do such acts as Subordinated Creditor deems necessary in order to establish and maintain valid, attached and perfected priority security interests in the Collateral in favor of Subordinated Creditor, including, without limitation, with respect to any Collateral consisting of Deposit Accounts, Investment Property, Letter of Credit Rights or Electronic Chattel Paper, free and clear of all Liens and claims and rights of third parties whatsoever except Permitted Liens, (b) will keep all its Inventory at, and will not maintain any place of business at any location other than, its address(es) shown on Schedule I hereto or at such other addresses of which the Company shall have given Subordinated Creditor not less than 30 days' prior written notice, (c) will keep its records concerning the Non-Tangible Collateral in such a manner as will enable Subordinated Creditor or its designees to determine at any time the status of the Non-Tangible Collateral; (d) will furnish Subordinated Creditor such information concerning the Company, the Collateral and the Account Debtor as Subordinated Creditor may from time to time reasonably request; (e) will permit Subordinated Creditor and its designees, from time to time, on reasonable notice and at reasonable times and intervals during normal business hours (or at any time without notice during the existence of a Default) to inspect the Company's Inventory and other Goods, and to inspect, audit and make copies of and extracts from all records and other papers in the possession of the Company pertaining to the Collateral and the Account Debtor, and will, upon request of Subordinated Creditor during the existence of a Default, deliver to Subordinated Creditor all of such records and papers; (f) will, upon request of Subordinated Creditor, stamp on its records concerning the Collateral, and add on all Chattel Paper and Instruments constituting a portion of the Collateral, a notation, in form satisfactory to Subordinated Creditor, of the security interest of Subordinated Creditor hereunder; (g) except for the sale or lease of Inventory in the ordinary course of its business and sales of Equipment which is no longer useful in its business or which is being replaced by similar Equipment, will not sell, lease, assign or create or permit to exist any Lien on any Collateral other than Permitted Liens; (h) without limiting the provisions of Section 9.17 of the Credit Agreement, will at all times keep all of its Inventory and other Goods insured under policies maintained with reputable, financially sound insurance companies against loss, damage, theft and other risks to such extent as is customarily maintained by companies similarly situated, and cause all such policies to provide that loss thereunder shall be payable to Subordinated Creditor as its interest may appear (it being understood that (A) so long as no Default shall be existing, Subordinated Creditor shall deliver any proceeds of such insurance which may be received by it to the Company and (B) whenever a Default shall be existing, Subordinated Creditor may apply any proceeds of such insurance which may be received by it toward payment of the Liabilities, whether or not due, in such order of application as Subordinated Creditor may determine), and such policies or certificates thereof shall, if Subordinated Creditor so requests, be deposited with or furnished to Subordinated Creditor; (i) will take such actions as are reasonably necessary to keep its Goods in good repair and condition; (j) will take such actions as are reasonably necessary to keep its Equipment in good repair and condition and in good working order, ordinary wear and tear excepted; (k) will promptly pay when due all license fees, registration fees, taxes, assessments and other charges which may be levied upon or assessed against the ownership, operation, possession, maintenance or use of its Equipment and other Goods; (l) will, upon request of Subordinated Creditor, (i) cause to be noted on the applicable certificate, in the event any of its Equipment is covered by a certificate of title, the security interest of Subordinated Creditor in the Equipment covered thereby, and (ii) deliver all such certificates to Subordinated Creditor or its designees; (m) will take all steps reasonably necessary to protect, preserve and maintain all of its rights in the Collateral; (n) except as listed on Schedule VI, will keep all of the tangible Collateral in the United States; (o) promptly notify Subordinated Creditor in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Deposit Accounts, Investment Property, Letter of Credit Rights or Electronic Chattel Paper and, upon the request of Subordinated Creditor, will promptly execute such other documents, and do such other acts or things deemed appropriate by Subordinated Creditor to deliver to Subordinated Creditor control with respect to such Collateral; (p) promptly notify Subordinated Creditor in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Documents or Instruments and, upon the request of Subordinated Creditor, will promptly execute such other documents, and do such other acts or things deemed appropriate by Subordinated Creditor to deliver to Subordinated Creditor possession of such Documents which are negotiable and Instruments, and, with respect to nonnegotiable Documents, to have such nonnegotiable Documents issued in the name of Subordinated Creditor; (q) with respect to Collateral in the possession of a third party, other than Certificated Securities and Goods covered by a Document, obtain an acknowledgment from the third party that it is holding the Collateral for benefit of Subordinated Creditor; (r) promptly notify Subordinated Creditor in writing upon incurring or otherwise obtaining a Commercial Tort Claim after the date hereof against any third party, and, upon the request of Subordinated Creditor, will promptly enter into an amendment to this Agreement, and do such other acts or things deemed appropriate by Subordinated Creditor to give Subordinated Creditor a security interest in such Commercial Tort Claim; (s) further agrees to take other action reasonably requested by Subordinated Creditor to insure the attachment, perfection and priority of, and the ability of Subordinated Creditor to enforce, the security interests in any and all of the Collateral including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC, to the extent, if any, that the Company's signature thereon is required therefor, (ii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Subordinated Creditor to enforce, the security interests in such Collateral, (iii) obtaining governmental and other third party consents and approvals, including without limitation any consent of any licensor, lessor or other Person obligated on Collateral, (iv) obtaining waivers from mortgagees and landlords in form and substance satisfactory to Subordinated Creditor, and (v) taking all actions required by the UCC in effect from time to time or by other law, as applicable in any relevant UCC jurisdiction, or by other law as applicable in any foreign jurisdiction, (t) not change its state of incorporation or the legal nature of its existence; and (u) not change its legal name without providing Subordinated Creditor with at least 30 days' prior written notice.

    Any expenses incurred in protecting, reserving or maintaining any Collateral shall be borne by the Company. Except as otherwise expressly set forth in Section 2, whenever a Default shall be existing, Subordinated Creditor shall have the right to bring suit to enforce any or all of the Intellectual Property or licenses thereunder, in which event the Company shall at the request of Subordinated Creditor do any and all lawful acts and execute any and all proper documents required by Subordinated Creditor in aid of such enforcement and the Company shall promptly, upon demand, reimburse and indemnify Subordinated Creditor for all costs and expenses incurred by Subordinated Creditor in the exercise of its rights under this Section 6. Notwithstanding the foregoing, Subordinated Creditor shall have no obligation or liability regarding the Collateral or any thereof by reason of, or arising out of, this Agreement.

    To the extent the Company uses any of the proceeds from the Loans to purchase Collateral, Company's repayment of the Loans shall apply on a "first-in-first-out" basis so that the portion of the Loans used to purchase a particular item of Collateral shall be paid in the chronological order the Company purchased the Collateral.

    7.  Default and Remedies upon a Default. (a) If a Default shall have occurred and be continuing, Subordinated Creditor may exercise (or cause its sub-agents to exercise) any or all of the remedies available to it (or to such sub-agents) under this Agreement.

  (b)
  Without limiting the generality of the foregoing, if a Default shall have occurred and be continuing, Subordinated Creditor may exercise all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) with respect to any Collateral and, in addition, Subordinated Creditor may, without being required to give any notice, except as herein provided or as may be required by mandatory provisions of law, withdraw all cash held in the Assignee Deposit Account and apply such cash as provided in Section 8 and, if there shall be no such cash or if such cash shall be insufficient to pay all the Liabilities in full, sell, lease, license or otherwise dispose of the Collateral or any part thereof. Notice of any such sale or other disposition shall be given to the Company as required in Section 9.

    8.  Application of Proceeds. Subject to the provisions of the Subordination Agreement, (a) If a Default shall have occurred and be continuing, Subordinated Creditor may apply the proceeds of any sale or other disposition of all or any part of the Collateral, in the following order or priorities:

      first, to pay the expenses of such sale or other disposition, including reasonable compensation to agents of and counsel for Subordinated Creditor, and all expenses, liabilities and advances incurred or made by Subordinated Creditor in connection with the Collateral Documents, and any other amounts then due and payable to Subordinated Creditor pursuant to the Loan Documents;

      second, to pay the unpaid principal of the Liabilities ratably, until payment in full of the principal of all Liabilities shall have been made (or so provided for);

      third, to pay ratably all interest (including Post-Petition Interest) and all facility and other fees payable under the Loan Documents, until payment in full of all such interest and fees shall have been made;

      fourth, to pay all other Liabilities ratably, until payment in full of all such other Liabilities shall have been made (or so provided for); and

      finally, to pay to the Company, or as a court of competent jurisdiction may direct, any surplus then remaining from the proceeds of the Collateral owned by it.

    Subordinated Creditor may make such distributions hereunder in cash or in kind or, on a ratable basis, in any combination thereof.

      (b) All distributions made by Subordinated Creditor pursuant to this Section shall be final (except in the event of manifest error).

    9.  Authority to Administer Collateral. Subject to the provisions of the Subordination Agreement, the Company irrevocably appoints Subordinated Creditor its true and lawful attorney with full power of substitution, in the name of the Company or otherwise, for the sole use and benefit of Subordinated Creditor, but at Company' expense, to the extent permitted by law to exercise, at any time and from time to time while a Default shall have occurred and be continuing, all or any of the following powers with respect to all or any of the Company's Collateral (to the extent necessary to pay the Liabilities in full):

      (a) to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof;

      (b) to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto;

      (c) to sell, lease, license or otherwise dispose of the same or the Proceeds thereof, as fully and effectually as if Subordinated Creditor were the absolute owner thereof, and

      (d) to extend the time of payment of any or all thereof and to make any allowance or other adjustment with reference thereto;

provided that, except in the case of Collateral that is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Subordinated Creditor will give the Company at least ten (10) days' prior written notice of the time and place of any public sale thereof or the time after which any private sale or other intended disposition thereof will be made.

    10. Limitation on Duty in Respect of Collateral. Beyond the exercise of reasonable care in the custody and preservation thereof, Subordinated Creditor will have no duty as to any Collateral in its possession or control or in the possession or control of any sub-agent or bailee or any income therefrom or as to the preservation of rights against prior parties or any other rights pertaining thereto. Subordinated Creditor will be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession or control if such Collateral is accorded treatment substantially equal to that which it accords its own property, and will not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of any act or omission of any sub-agent or bailee selected by Subordinated Creditor in good faith or by reason of any act or omission by Subordinated Creditor pursuant to instructions form Subordinated Creditor, except to the extent that such liability arises from Subordinated Creditor's gross negligence or willful misconduct.

    To the extent that applicable law imposes duties on Subordinated Creditor to exercise remedies in a commercially reasonable manner, the Company acknowledges and agrees that it is not commercially unreasonable for Subordinated Creditor (a) to fail to incur expenses reasonably deemed significant by Subordinated Creditor to prepare Collateral for disposition or otherwise to complete raw material or work-in-process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against Account Debtor or other Persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against Account Debtor and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other Persons, whether or not in the same business as the Company, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, including, without limitation, any warranties of title, (k) to purchase insurance of credit enhancements to insure Subordinated Creditor against risks of loss, collection or disposition of Collateral, or to provide to Subordinated Creditor a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by Subordinated Creditor, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Subordinated Creditor in the collection or disposition of any of the Collateral. The Company acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Subordinated Creditor would not be commercially unreasonable in Subordinated Creditor's exercise of remedies against the Collateral and that other actions or omissions by Subordinated Creditor shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation upon the foregoing, nothing contained in this Section shall be construed to grant any right to the Company or to impose any duties on Subordinated Creditor that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

    12. General. (a) Any notice from Subordinated Creditor to the Company, if mailed, shall be deemed given five days after the date mailed, postage prepaid, addressed to the Company either at the Company's address shown on Schedule I hereto or at such other address as the Company shall have specified in writing to Subordinated Creditor as its address for notices hereunder.

      (b) The Company agrees to pay all expenses, including reasonable attorney's fees and charges (including time charges of attorneys who are employees of Subordinated Creditor) paid or incurred by Subordinated Creditor in endeavoring to collect the Liabilities of the Company, or any part thereof, and in enforcing this Agreement against the Company, and such obligations will themselves be Liabilities.

      (c) No delay on the part of Subordinated Creditor in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by Subordinated Creditor of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.

      (d) This Agreement shall remain in full force and effect until all Liabilities have been paid in full. If at any time all or any part of any payment theretofore applied by Subordinated Creditor to any of the Liabilities is or must be rescinded or returned by Subordinated Creditor for any reason whatsoever (including the insolvency, bankruptcy or reorganization of the Company), such Liabilities shall, for the purposes of this Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by Subordinated Creditor, and this Agreement shall continue to be effective or be reinstated, as the case may be, as to such Liabilities, all as though such application by Subordinated Creditor had not been made.

      (e) This Agreement shall be construed in accordance with and governed by the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

      (f)  The rights and privileges of Subordinated Creditor hereunder shall inure to the benefit of its successors and assigns.

      (g) This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. At any time after the date of this Agreement, one or more additional Persons may become parties hereto by executing and delivering to Subordinated Creditor a counterpart of this Agreement together with supplements to the Schedules hereto setting forth all relevant information with respect to such party as of the date of such delivery. Immediately upon such execution and delivery (and without any further action), each such additional Person will become a party to, and will be bound by all the terms of, this Agreement.

      (h) ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT SUBORDINATED CREDITOR'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, TO THE ADDRESS SET FORTH ON SCHEDULE I HERETO (OR SUCH OTHER ADDRESS AS IT SHALL HAVE SPECIFIED IN WRITING TO SUBORDINATED CREDITOR AS ITS ADDRESS FOR NOTICES HEREUNDER) OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN

  ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

      (i)  EACH OF THE COMPANY AND SUBORDINATED CREDITOR HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

    [Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Subordinated Security Agreement has been duly executed as of the day and year first above written.

THE COMPANY:
CTN MEDIA GROUP, INC.
By:	/s/ PATRICK DORAN
Name:	Patrick Doran
Title:	Chief Financial Officer and Secretary
SUBORDINATED CREDITOR:
U-C HOLDINGS, L.L.C.
By:	WILLIS STEIN & PARTNERS, L.P.
Its:	Managing Member
By:	Willis Stein & Partners, L.L.C.
Its:	General Partner
By:	/s/ DANIEL M. GILL
Name:	Daniel M. Gill
Title:	Managing Director
Signature page for the Subordinated Security Agreement dated as of November 26, 2001 between CTN Media Group, Inc. and U-C Holdings, L.L.C.

The undersigned is executing a counterpart hereof for purposes of becoming a party hereto (and attached to this signature page are the Schedules to the Subordinated Security Agreement setting forth all relevant information with respect to the undersigned):
[ADDITIONAL DEBTOR]
By:

Title:

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SUBORDINATED SECURITY AGREEMENT